Sales Agency Agreement

Made as of June 30, 2010, by and between

Lions Gate Lighting Corp., a Nevada corporation, the "Company")

and

Atlantis Group hf. a Limited-Liability Company, registered under the Laws of Iceland, at the Company registration with the reg.no. 700805-1580, Stórhöfða 15 Reykjavik, Iceland (the "Agent")

Where as
Lions Gate Lighting Corp. is recently reorganised and refinanced by assuming all of the shares in the Croatian Tuna farming company KALI TUNA, d.o.o., Kali, Croatia and by issuance and sale of new shares is thereby becoming a major producer of Bluefin Tuna products and

Where as	Atlantis Group hf. has a longstanding experience and connections in regard of selling Bluefin Tuna products to the Japanese marked and

Whereas
Atlantis Group hf has a sales contract with the company Daito Gyouri of Japan ("Daito") for the sale and delivery of at least 500 metric tons of frozen Northern Bluefin Tuna annually (Daito Agreement).

Now, therefore the parties have agreed to enter into this Sales Agency Agreement under the following terms and conditions:

1.    The scope of the Agency Agreement

1.1
The Agent shall have the exclusive right to sell all of the Northern Bluefin Tuna products of the Company into the Japanese Market. The Agent may upon request by the Company sell the products in other market, but without any kind of exclusivity thereto.

1.2
The Agent undertakes not to sell any other Northern Bluefin Tuna products into the Japanese Marked but those provided by the Company except with a prior written consent, as long as the Company can fulfill the demand for the products in questions. The Agent will exclusively provide Daito with those products of the Company as long as the Company can supply the Tuna products in the quantity and of the quality required to satisfy the terms of the Daito Agreement.

1.3
The Company agrees that it will not, neither directly nor through other distributors sell its Northern Bluefin products for delivery to Japan without the prior written consent of the Agent. Such consent may be granted for individual shipments or for specific end customer at the Agent's sole discretion.

1.4	The Agent agrees that this agreement does not restrict the Company and its affiliates, from marketing, selling and distributing all types and kinds of seafood products in markets outside of Japan.

1.5	The parties may agree to extend the service rented under this Agreement to other species and markets as they may see fit from time to time.

1.6
The Terms of the service as well as the agreed fee shall be subject to annual revision in April each year, first in April 2011. The Party which seeks revision shall notify his counterpart in writing and list the proposals for changes in this agreement. A respond to such a request shall be granted within a month from delivery of the proposal.

2.	Duration of agreement.

This Agreement shall become effective when being signed by both parties 2010 (the "Effective Date"), but at the latest on May 30th 2010. If the agreement has not been signed by both parties at that time it shall be regarded null and void. From the Effective Data the Agreement will stay in force binding for both parties until it is terminated with notice period of six months. Notwithstanding the foregoing sentence, if the Agent defaults in its obligations under this Agreement, including without limitation the obligations set forth in Section 4 hereof, the Company shall send written notice of such default to the Agent. The Agent shall have twenty one (21) days to cure such default. Failure to cure such default within such period will entitle the Company to terminate this Agreement immediately following the expiration of said cure period.

3.	Sales Commission

3.1
The Company shall pay the Agent a sales commission corresponding to 2% of the net proceeds from any sale carried out under the terms of this Agreement. The fees are due and payable 10 days after payment to the Company or its relevant subsidiary of the sales proceeds in question

4.	Obligations of the Agent.

As long as this Agreement is valid and binding the Agent shall:

4.1	Provide the Services to the Company to the best of its skills and abilities;

4.2	Devote all the forces it has in Japan and elsewhere to ensure that the Company is at any time enjoying the best obtainable terms for the sale of its products under these Agreements.

4.3
Prepare on behalf of the Company or its relevant subsidiaries or affiliates Companies sales agreement for defined quantity in close co-operation with the management of the Company or in lines with minimum terms as defined by the Company.

4.4
Provide for quality control and ensure that all administrative requirements and documentation in regard of import of the products to Japan are being met. In this regard, the duty falling up on the Agent is to provide the relevant exporter of the Tuna will all necessary assistance to prepare required document for import to Japan and to inform the Company in a timely manner about any changes introduced in this regard by the Japanese authorities.

4.5	Maintain substantial marketing effort for the Bluefin Tuna products of the Company in the Japanese whole sale marked.

4.6	Provide the Company with reports on the marketing effort as well as the outlook in regard of supply and demand in the relevant marked and view on the price development for the coming months.

4.7	To assist in regard of collection of sales proceeds up on request from the Company or the seller in question.

4.8
Not accept commissions of any kind that might be deemed as possible compromising the interests of the Company in the Japanese marked for Northern Bluefin Tuna. In case of possible conflict of interests in this regard, the Agents undertakes to grant the Company the first right of refusal to provide on a competitive bases from his own production the products in question.

4.9
Keep all Confidential Information regarding the Company, its business in general and its production methodise, processes and production plans in particular fully confidential and not to be disclosed by the Agent or any of his employees whether directly or indirectly during the period of this Agreement or thereafter except where the Agent has received the Company's prior written permission;

4.10	Act in a civil, co-operative and non-discriminatory fashion towards the Company's employees, clients and other business contacts;

4.11	Act in a lawful and proper manner at all times;

4.12	Maintain the Daito Agreement in full force and effect;

4.13
Promptly return all documentation, software and other materials made available to the Agent by the Company or a third party in connection with the Services, upon the request of the Company, and not copy, publish or use such documentation, software and other material for any purpose other than the performance of the Services; and

4.14	Generally maintain its operations relating to fish imports and sales into Japan in the same working condition and on the same level of quality as they are on the Effective Date.

5.	Limited exclusivity.

5.1	Nothing in this Agreement will prevent the Agent from maintaining its trading activity in regard of other species or in other geographical markets than covered by this Agreement.

6.	Assignment and substitution
No rights under this Agreement may be assigned by the Agent save the prior written consent of the Company. The Agent may use any person to provide the Services to the Company or may do so by way of sub-contractor, provided always that it has obtained the prior written consent of the Company to do so.

7.	Secrets and confidential information

7.1
The Agent shall not during the continuance of this Agreement or at any time thereafter, (except with the prior written consent of the Authorized Representatives), disclose the private affairs, secrets or confidential information of the Company or associated company relating to the affairs of the Company or any client or customer of the company to any unauthorised person and shall not use for his own purpose any information which the Agent may acquire in relation to the business of the Company except that which may be in or become part of the public domain other that through any act or default of the Consultant. The Agent acknowledges and agrees that the following information will be regarded as confidential information for the purpose of this clause 8 and clause 9 below ("Confidential Information"):

(a)	the business methods, corporate plans, management systems, finances, new business opportunities or development projects of the Company or

(b)
the marketing or sales of any past or present or future products, goods or services of the Company or held on behalf of any third parties by the Company including but not limited to customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, price, market research reports and surveys and other professional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Company; or

(e)
any other information specifically identified by the Company as confidential or known to the Agent as being held by the Company under a duty of confidentiality to a third party, in either case coming to its attention in the course of or for the purposes of providing the Services or information obtained directly or indirectly by the Agent in an unauthorized manner.

8.	Intellectual property

8.1
The copyrights in any methodologies or technologies provided by the Agent and used in connection with the Services shall remain in the Agents or its licensors. All Intellectual Property Rights created, whether alone or jointly, by the Agent in connection with the Services shall by way of present and future assignment be assigned with full title guarantee to the Company.

8.2
For the purpose of this Agreement, the term Intellectual Property Rights means all and any patents, trade marks, service marks, registered designs, utility models, design rights, copyrights (including copyright in computer software), inventions, trade secrets and other Confidential Information, know-how, business or trade names and all other intellectual and industrial property rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for past infringements of any of the foregoing rights.

9.	Provisions on termination generally
On the termination of this Agreement the Consultant shall:

9.1
deliver to the Company forthwith all property of its or any of its clients which may then be in his possession or control, including without limitation any records, plans, programs, designs, specifications, samples, software, documentation and materials in any form and shall, in the case of any data held on its own computer erase all such data, code and programs;

9.2	cease to hold himself out as in any way connected with the Company; and

9.3	thereafter observe the duty of confidentiality as set out in clause 8 of this Agreement notwithstanding its termination.

10.	Notices
All notices which are required to be given under this Agreement shall be in writing and shall be sent to the address as the recipient may designate given in accordance with this Clause. Any such notice may be delivered personally, by first class pre-paid letter or facsimile transmission and shall be deemed to have been received:

10.1	By hand delivery – at the time of delivery.

10.2	By first class post – 48 hours after the date of mailing.

10.3	By facsimile, immediately on transmission provided by a confirmation copy sent by first class pre-paid or by hand by the end of the next business day.

11.    Severability
If any part of this Agreement is found by a court of competent jurisdiction or other competent authority to be invalid, unlawful or unenforceable than such part shall be severed from the remainder of this Agreement which shall continuer to be valid and enforceable to the fullest extent permitted by law.

12.    Waiver
No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provisions of this Agreement and no waiver shall be effective unless made in writing.

13.    Entire agreement

13.1
This Agreement is the complete and exclusive statement of the agreement between the parties relating to the subject matter of this Agreement and supersedes all previous communications, representations and arrangements, written or oral. No other terms and conditions or other prior or subsequent communications issued by the Agent will apply unless expressly accepted in writing by an authorised representative of the Company.

13.2	Except as otherwise permitted by this Agreement, no change to its terms shall be effective unless it is in writing and signed by authorised representatives on behalf of the parties.

14.	Governing law and jurisdiction

14.1	This Agreement shall be governed by and construed in accordance with the laws of Iceland

14.2	The parties submit to the exclusive jurisdiction of the District Court of Reykjavík, Iceland.

SIGNED for and on behalf of
LIONS GATE LIGHTING CORP. by

Date:

SIGNED for and on behalf of
ATLANTIS GROUP hf.
by	/s/ Thorarinn V. Thorarinsson
Thorarinn V. Thorarinsson
Date:	July 1st 2010